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[CONCEPTUS LOGO]

EXHIBIT 99.1

Contacts:
      Conceptus, Inc.
      Kathryn Tunstall, President & CEO
      Sanford Fitch,
      Senior Vice President & CFO
      (415) 802-7240


FOR IMMEDIATE RELEASE

                  CONCEPTUS INITIATES INTERNATIONAL LAUNCH OF
                            ERA RESECTOSCOPE SHEATH
                  FOR MINIMALLY INVASIVE GYNECOLOGIC SURGERY

SAN CARLOS, CA, JULY 21, 1997 - Conceptus, Inc. (NASDAQ: CPTS) today announced the commencement of international sales of its ERA (Endometrial Resection and Ablation) Resectoscope Sheath. The device enables physicians -- for the first time -- to use isotonic (physiologic) irrigating solutions with existing electrosurgical equipment to significantly enhance the safety of therapeutic hysteroscopy. This procedure provides a less invasive alternative to hysterectomy in the treatment of uterine disorders such as dysfunctional uterine bleeding (DUB), fibroids and polyps.

Traditionally, therapeutic hysteroscopy requires the use of hyptonic (low salt) solutions which, if absorbed in large amounts into the blood stream, can create dilutional hyponatremia (low salt content in the blood). This can lead to serious heart, lung, and brain disorders, including coma and death. By allowing the use of isotonic solutions, the ERA Resectoscope Sheath eliminates the risk and complications of hyponatremia and should allow for the expanded use of this clinically proven, minimally invasive procedure.

"The initiation of sales abroad for the ERA Resectoscope Sheath represents an important marketing and business development milestone that allows us to further establish Conceptus's international presence in the field of interventional gynecology", stated Kathryn Tunstall, President and CEO of Conceptus. "The ability for physicians to now perform clinically proven therapeutic hysteroscopy procedures without the potentially fatal risks of hypotonic fluid absorption represents a significant step in women's healthcare."


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The initial roll out of the ERA Resectoscope Sheath will utilize Conceptus's existing sales representatives in France and the United Kingdom, with planned expansion to additional countries over the next three months. Conceptus submitted a 510(k) application to the U.S. Food and Drug Administration for marketing clearance of the ERA Resectoscope Sheath in June of this year.

Both the ERA Resectoscope Sheath for gynecology and the FUTURA Resectoscope Sheath for urological applications were acquired by Conceptus in November 1996. Earlier this year, the Company received FDA 510(k) clearance of the FUTURA Resectoscope Sheath for use in transurethral resection and ablation within the urethra, prostate and bladder.

Conceptus Inc. designs, develops and markets innovative interventional medical devices for use in reproductive medicine. The Company's inital focus is on the development of systems to improve the diagnosis and treatment of fallopian tube diseases and disorders, a primary cause of infertility. The Company is introducing a novel technology designed to improve the safety and ease-of-use of therapeutic hysteroscopy, a growing, less invasive alternative to hysterectomy. The Company is also developing a non-surgical approach to fallopian tube sterilization, the most commonly performed contraceptive procedure worldwide.

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The receipt of regulatory approvals, clinical efficacy of and market demand for products, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within Conceptus' control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of Conceptus' control, such as delays by regulatory authorities, scientific advances by Conceptus or third parties and introduction of competitive products, as well as those factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and other filings with the Securities and Exchange Commission."